EXHIBIT 10.2

                                  AGREEMENT


     THIS AGREEMENT is made effective January 12, 2009 by, between and among Bion Environmental Technologies, Inc. ('Bion') (collectively Bion, together with the other subsidiaries of Bion, are sometimes referred to as the 'Bion Companies') and Mark A. Smith ('MAS')).

     WHEREAS MAS has provided the services to the Bion Companies continually since 2003 (and for most periods since 1992) and most recently pursuant to the agreement of May 2008 ('Existing Agreement');

     AND WHEREAS Bion wishes to reward MAS for his loyalty and stellar long term services to the Bion Companies (without receipt of cash compensation to date) upon the terms and conditions set forth in this Agreement;

     NOW THEREFORE, in consideration of the mutual covenants and conditions hereinafter set forth, the Bion Companies and MAS do hereby agree as set forth below upon the terms and conditions set forth in the following paragraphs:

     1) Pursuant to the Existing Agreement, MAS shall continue to hold the positions of Director, President and General Counsel of Bion and each of its subsidiaries

     2) Bion hereby grants to MAS, as a bonus for stellar long term services to date, a $37,500 bonus ('Bonus') which Bonus shall be in the form of: a) a Warrant to purchase 300,000 shares of Bion's restricted common stock at a price of $.75 per share until December 31, 2018 ('Warrant') which Warrant is valued at $30,000 ($.10 per share). The Warrant shall be immediately vested, and b) the extension of all warrants previously issued to MAS (now held by his donees) to December 31, 2018 (which extension is valued at $7,500).

     3) a) As of the effective date of this Agreement, MAS shall convert its deferred compensation from Bion due on December 31, 2008 of $66,076 to 88,102 shares of Bion's restricted common stock at a price of $.75 per share;
b) As of the effective date of this Agreement, MAS shall accept 'pre-payment' of his base compensation of $150,000 for the 2009 calendar year in the form of 200,000 shares of Bion's restricted common stock at a price of $.75 per share; c) with Bion making the appropriate withholding payments related to these items on or before June 30, 2009.

     4)   Miscellaneous:

          a. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns and any person acquiring, whether by merger, consolidation, liquidation, purchase of assets or otherwise, all or substantially all of a party's equity or assets and business.

          b. It is the intention of the parties hereto that this Agreement and the performance hereunder and all suits and special proceedings connected herewith be construed in accordance with and pursuant to the laws of the State of Colorado and that in any action, special proceeding or other proceeding that may be brought arising out of, in connection with, or by reason of this Agreement, the laws of the State of Colorado shall be applicable and shall govern to the exclusion of the law of any other forum, without regard to the jurisdiction in which any action or special proceeding may be instituted.

          c. Any claim or controversy, which arises out of or relates to this Agreement, or breach of it, shall be settled by arbitration.

          d. Should any party hereto waive breach of any provision of this Agreement, that waiver shall not operate or be construed as a waiver of any further breach of this Agreement.

          e. In the event that any one or more of the provisions of this Agreement or any portions there under is determined to be invalid, illegal, or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

          f. This Agreement shall constitute the entire agreement between the parties hereto oral modifications of the Agreement shall have no effect.
This Agreement may be altered only by a written agreement signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

                                      Bion Environmental Technologies, Inc.


                                      By: /s/ Mark A. Smith



                                      /s/ Mark A. Smith
                                      Mark A. Smith